EXHIBIT 16.1

November 19, 2021

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: 374Water Inc.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated November 16, 2021, of 374Water Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

D. Brooks and Associates CPAs, P.A.
Palm Beach Gardens, Florida
November 19, 2021